UNITED STATES DISTRICT COURT
                          DISTRICT OF CONNECTICUT


=======================================
UR ACQUISITION CORPORATION             :
and UNITED RENTALS, INC.               :      CIVIL ACTION NO.
                                       :      399CV00625 (DJS)
                  Plaintiffs,          :
                                       :
V.                                     :
                                       :
JAMES L. KIRK, RENTAL SERVICE          :
CORPORATION and NATIONSRENT, INC.      :      APRIL 22, 1999
                                       :
                  Defendant.           :
=======================================


                   AMENDED COUNTERCLAIMS AND JURY DEMAND
                       OF RENTAL SERVICE CORPORATION

      As its counterclaims against UR Acquisition Corporation, United Rentals Inc., Bradley S. Jacobs, Richard J. Heckmann, Wayland R. Hicks, John . Milne, Michael J. Nolan and Gerald Tsai, Jr. (collectively, "URI"), Rental Services Corporation ("RSC") alleges as follows:

                                INTRODUCTION

      1. RSC has filed its counterclaims to obtain declaratory and injunctive relief halting URI's unlawful scheme to mislead RSC stockholders by concealing the financing condition in URI's April 5, 1999 tender offer. Concurrently with its tender offer, URI's chairman and chief executive officer stated publicly that URI's offer was "fully financed" and offered "certainty." URI's summary advertisement and press release concerning the offer described several conditions of the offer, but never mentioned any need to secure financing or any financing condition. URI's voluminous Securities and Exchange Commission filing similarly failed to set forth the financing condition in its summary of the conditions to the offer; instead, URI set forth this key condition at the very end of a boilerplate description of the conditions to the offer at the back of its filing. By misstating and concealing the material terms of its tender offer, URI has violated federal laws and regulations; only prompt injunctive relief requiring curative disclosure can ensure that RSC's stockholders will not be misled.

      2. RSC now files these amended counterclaims to obtain additional declaratory and injunctive relief halting URI's unlawful scheme to place a controlling block of six of its current officers and/or directors on the Board of Directors of RSC. URI and RSC are direct competitors in the equipment rental industry. By seeking to control RSC's Board with its own officers and/or directors, URI has violated Section 8 of the Clayton Act, 15 U.S.C. ss.19.

                           JURISDICTION AND VENUE

      3. The Court has jurisdiction over this action pursuant to 15 U.S.C. ss. 78aa and 28 U.S.C. ss. 1331. Venue in this court is proper pursuant to 15 U.S.C. ss. 78aa and 28 U.S.C. ss. 1391(b).

                                THE PARTIES

      4. Counterclaimant RSC is a Delaware corporation with its principal executive offices in Scottsdale, Arizona. RSC rents construction and industrial equipment. RSC's common stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and is traded on the New York Stock Exchange.

      5. Counterdefendant UR Acquisition Corporation is a Delaware corporation and is a wholly owned subsidiary of Counterdefendant United Rentals, Inc.

      6. Counterdefendant United Rentals, Inc. is a Delaware corporation with its principal executive offices in Greenwich, Connecticut.

      7. Counterdefendant Bradley S. Jacobs is the Chairman, Chief Executive Officer and a director of United Rentals, Inc.

      8. Counterdefendant Richard J. Heckmann is a director of United Rentals, Inc.

      9. Counterdefendant Wayland R. Hicks is Chief Operating Officer and a director of United Rentals, Inc.

      10. Counterdefendant John N. Milne is Vice Chairman, Chief
Acquisition Officer and a director of United Rentals, Inc.

      11. Counterdefendant Michael J. Nolan is Chief Financial Officer of United Rentals, Inc.

      12. Counterdefendant Gerald Tsai, Jr. is a director of United
Rentals, Inc.

            URI'S MISLEADING PUBLIC STATEMENTS AND TENDER OFFER

      13. On April 5, 1999, URI announced an unsolicited, highly conditional tender offer for all of the outstanding shares of RSC common stock (the "Offer"). URI announced the Offer through several media, including: (a) an interview given by Bradley Jacobs to Reuters, a major news agency; (b) a formal press release; (c) a summary advertisement in the Wall Street Journal; and (d) filings with the SEC.

      14. In his interview with Reuters, Jacobs asserted that URI had secured the financing required to purchase RSC, stating:

            "We're prepared to move quickly, it's ALL CASH and IT'S ALL
            FULL FINANCED. . . . We offer CERTAINTY and no lingering doubts because it's a CASH OFFER" (emphasis added)

      URI's April 5, 1999 pre release stated:

            "United Rentals has a firm commitment from Goldman, Sachs & Co. to provide $2 billion in financing to complete the transaction and for other corporate purposes." URI's press release also stated that the Offer was subject to certain conditions:

            "The offer is conditioned on, among other things, the tender to United Rentals of a majority of Rental Service shares on a fully-diluted basis, the termination of the merger agreement between Rental Service and NationsRent Inc., the agreement by the board of directors of Rental Service to enter into a merger agreement for the acquisition of Rental Service by United Rentals, the expiration or termination of the waiting period under the Hart- Scott-Rodino Antitrust Improvements Act of 1976, and the termination or invalidation of a 19.9% lock-up option and break-up fee provided to NationsRent in its merger agreement with Rental Service."

      15. In a Summary Advertisement for the Offer, published in the Wall Street Journal on April 5, 1999, URI again described the conditions to the
Offer:

            The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which constitutes a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition"), (2) the stockholders of the Company not having approved the Agreement and Plan of Merger, dated as of January 20, 1999 (the "NationsRent Merger Agreement"), between the Company and NationsRent, Inc., a Delaware corporation ("NationsRent"), (3) Purchaser being satisfied, in its sole discretion, that the NationsRent Merger Agreement has been terminated in accordance with its terms, and the Company having entered into a definitive merger agreement with Parent and Purchaser, to provide for the acquisition of the Company pursuant to the Offer and the proposed merger described in the Offer to Purchase, (4) Purchaser being satisfied, in its sole discretion, that the provisions of Section 203 of the Delaware General Corporation Law, as amended, are inapplicable to the Offer and the proposed merger described in the Offer to Purchase, (5) the Company not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Purchaser's ability to acquire the Company or otherwise diminishing the expected economic value to Purchaser of the acquisition of the Company,
            (6) any applicable waiting period under the Hart-Scot-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated prior to the expiration of the Offer, and
            (7) the option held by NationsRent to purchase up to 19.9% of the outstanding Shares having been terminated or invalidated without any Shares having been issued thereunder. The Offer is also subject to other terms and conditions set forth in the offer to Purchase."

Securing financing was not one of the listed conditions.

      16. Also, on April 5, 1999, URI filed with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"), which provided further information regarding the Offer, including URI's Offer to Purchase. The first page of the Offer to Purchase again listed a number of conditions of the Offer, but did not mention any financing condition. In the introduction of the offer to Purchase, under the heading "CERTAIN CONDITIONS TO THE OFFER," URI described the eight conditions of the Offer. Once again, no financing condition was set forth.

      17. Buried deep within the offer to Purchase, URI revealed that it can elect not to proceed with the purchase of RSC stock, if, in its sole judgment, certain conditions arise that make it inadvisable to proceed with the purchase. (Offer to Purchase, pp. 27-30, P. 14(a)-(j).) The tenth and last of the listed conditions was URI's failure to obtain the requisite financing. (Offer to Purchase, p. 30, P. 14(j).) Even more troubling, the Offer to Purchase states:

            "Although [URI] expects that the [financing] will be available to provide funds for the consummation of the Offer . . . there can be no assurance that the [financing] will be consummated." (Offer to Purchase, p. 20).

      18. The Offer to Purchase also reveals that Goldman, Sachs' financing is subject to many conditions, including: (a) the completion of loan documents, (b) Goldman, Sachs' determination of whether there has been any adverse change to URI's or RSC's general affairs, management, prospects or financial position, (c) no disruption of financial or capital markets, and
(d) no litigation that may have a material impact on URI's or RSC's general affairs, management, prospects or financial position.

                   URI'S PLAN TO PLACE ITS OWN DIRECTORS
                        AND OFFICERS ON RSC'S BOARD

      19. RSC and United Rentals, Inc. are direct competitors in the equipment rental industry. They rent substantially the same equipment to substantially the same categories of customers. They operate in many of the same geographic markets.

      20. As part of its unlawful scheme, URI has nominated six of its current directors and/or officers to be placed on RSC's Board in direct violation of Section 8 of the Clayton Act, 15 U.S.C. ss.19.

                       FIRST COUNTERCLAIM FOR RELIEF

   (VIOLATION OF SECTION 14(E) OF THE EXCHANGE ACT, 15 U.S.C. SS. 78N(E))

      21. RSC realleges and incorporates by reference each and every allegation contained in paragraphs 1-18, inclusive, as though fully set forth herein.

      22. Section 14(e) of the Exchange Act, 15 U.S.C. ss.78n(e), makes it unlawful for any person to make any untrue statement or to engage in any fraudulent, deceptive, or manipulative acts in connection with any tender offer.

      23. In connection with the Offer, URI has violated Section 14(e) in at least the following ways.

            (a) URI has publicly asserted in the financial press that the Offer is "fully financed" and "all cash," when in fact, URI has no assurances that its financing will be consummated;

            (b) Jacobs asserted in his Reuters' interview, and URI asserted in its Press Release and Summary Advertisement, that the Offer does not include a financing condition, when in fact, buried deep within the Offer to Purchase, URI has reserved the right to withdraw or abandon the Offer if it cannot obtain satisfactory financing; and

            (c) URI has publicly stated that the Offer provides "certainty" and is "fully financed," when in fact, the Offer is subject to multiple conditions that cannot possibly be fulfilled before the expiration of the Offer.

      24. Through the above described acts and omissions, URI engaged in fraudulent, deceptive, or manipulative practices in connection with its Offer in violation of Section 14(e).

      25. The provisions of Section 14(e) of the Exchange Act were designed to protect stockholders by ensuring that they have adequate and accurate information on which to base their decisions to sell, tender or hold their shares. URI's effort to conceal its financing condition and financing uncertainty is depriving RSC, its stockholders and the investing public of the protections of Section 14(e). URI's conduct has harmed RSC's and the public's interest in full disclosure in connection with tender offers and sound financial markets.

      26. Unless URI is ordered to make corrective disclosures and is enjoined from such further actions, RSC and its stockholders will be forced to make decisions with respect to the Offer based on inaccurate and misleading information that does not comply the federal regulatory scheme. RSC has no adequate remedy at law.

                       SECOND COUNTERCLAIM FOR RELIEF

    (VIOLATION OF SECTION 14(D) OF THE EXCHANGE ACT, 15 U.S.C. SS.78N(D))

      27. RSC realleges and incorporates by reference each and every allegation contained in paragraphs 1-18, inclusive, as though fully set forth herein.

      28. Section 14(d) of the Exchange Act, 15 U.S.C. ss.78n(d) and the SEC's rules promulgated thereunder, mandate that a tender offer must disclose certain specified information to investors, and the offeror must file such information with the SEC on a Schedule 14D-1. Pursuant to Section 14(d), the offeror must disclose all known material information regarding financing for the tender offer.

      29. In connection with the Offer, URI has violated Section 14(d) because it has failed to adequately disclose all material information regarding the financing for the Offer known to URI at the time of the Offer.

      30. The provisions of Section 14(d) of the Exchange Act were designed to protect stockholders by ensuring that they have adequate and accurate information on which to base their decisions to sell, tender or hold their shares. URI's effort to conceal its financing condition and uncertainty is depriving RSC, its stockholders and the investing public of the protections of Section 14(d). URI's conduct has harmed RSC's and the public interest in full disclosure in connection with tender offers and sound financial markets.

      31. Unless URI is ordered to make corrective disclosures and is enjoined from such further actions, RSC and its stockholders will be forced to make decisions with respect to the Offer based on inaccurate and misleading information that does not comply with the federal regulatory scheme. RSC has no adequate remedy at law.

                       THIRD COUNTERCLAIM FOR RELIEF

        (VIOLATION OF SECTION 8 OF THE CLAYTON ACT, 15 U.S.C. SS.19)

      32. RSC realleges and incorporates by reference each and every allegation contained in paragraphs 1-20, inclusive, as though fully set forth herein.

      33. RSC is in the equipment rental industry and serves the needs of industrial, manufacturing, construction, government and homeowner markets. RSC rents equipment ranging from small items such as pumps and electric hand tools to larger equipment such as backhoes and aerial manlifts. RSC also sells maintenance, repair and operations supplies, small tools, contractor supplies, parts and used rental equipment, and acts as a distributor for new equipment on behalf of certain national equipment manufacturers. RSC has 245 rental locations in 27 states and Canada.

      34. RSC's shares are publicly traded on the New York Stock Exchange, and its capital, surplus and undivided profits aggregate more than $15,308,000 as adjusted pursuant to 15 U.S.C. ss.19(a)(5).

      35. URI is the largest equipment rental company in North America and serves customers that include construction industry participants, industrial companies and homeowners. United Rentals, Inc. also sells used rental equipment, acts as a dealer for many types of new equipment, and sells related merchandise and parts. United Rentals, Inc. has 450 branch locations in 39 states, Canada and Mexico.

      36. URI's shares are publicly traded on the American Stock Exchange, and its capital, surplus and undivided profits aggregate more than $15,308,000 as adjusted pursuant to 15 U.S.C. ss.19(a)(5).

      37. RSC and URI are engaged in commerce and, by virtue of their business and locations of operations, are competitors, as defined in 15 U.S.C. ss.19, such that elimination of competition by agreement between them would constitute a violation of the antitrust laws.

      38. URI has announced its intention to nominate nine nominees to replace the current eight member Board of Directors of RSC. Six of the nominees are officers and/or directors of URI: counterdefendants Jacobs, Heckmann, Hicks, Milne, Nolan and Tsai (collectively, the "Nominees").

      39. The election of the Nominees to the Board of Directors of RSC would result in a violation of Section 8 of the Clayton Act, 15 U.S.C. ss.19, which prohibits interlocking directorates between competitors.

      40. Unless enjoined from further attempts to create interlocking directorates between URI and RSC, URI will cause RSC to be in violation of the Clayton Act and subject to antitrust liability.

      41. RSC does not have an adequate remedy at law to compensate it for injuries inflicted and threatened by URI. RSC is entitled to bring this action for injunctive relief against URI's conduct and threatened conduct which, if not enjoined, will result in irreparable and immediate harm under
Section 16 of the Clayton Act, 15 U.S.C. ss.26.

      42. In seeking injunctive relief against URI, RSC has been forced to incur attorneys' fees and costs, which it is entitled to recover under
Section 16 of the Clayton Act, 15 U.S.C. ss.26.

                       FOURTH COUNTERCLAIM FOR RELIEF

        (VIOLATION OF SECTION 8 OF THE CLAYTON ACT, 15 U.S.C. SS.18)

      43. RSC realleges and incorporates by reference each and every allegation contained in paragraphs 1-20 and 33-42, inclusive, of the Third Counterclaim, as though fully set forth herein.

      44. RSC contends that URI's attempt to elect the Nominees to RSC's Board of Directors could cause RSC to be in violation of federal law, and that RSC is therefore entitled to disregard URI's nomination of the six individual counterdefendants and any consents in favor of the Nominees.

      45. URI contends that the election of the Nominees is legal and proper, and that RSC is obligated under governing corporate law to recognize URI's nominations and give effect to consents of the Nominees.

      46. There now exists a controversy between RSC and URI as to the legality of URI's attempts to elect the Nominees to RSC's Board, and as to RSC's obligation to recognize those attempts under governing law.

      47. A declaration of the parties' rights and responsibilities is necessary to resolve this dispute.

                                JURY DEMAND

      RSC hereby demands a jury trial as provided by Rule 38(a) of the Federal Rules of Civil Procedure.

                             PRAYER FOR RELIEF

WHEREFORE, RSC prays for judgment against URI as follows:

      1. Dismissing Plaintiffs' claims and granting judgment in favor of RSC;

      2. Declaring that URI has violated Sections 14(e) and 14(d) of the Exchange Act and the rules promulgated thereunder;

      3. Ordering URI to make all appropriate disclosures and to correct all false or misleading statements and omissions of material fact regarding its Offer;

      4. Temporarily, preliminarily and permanently enjoining URI from proceeding with its Offer or any future tender offer for the purchase of RSC's outstanding shares, unless and until URI complies with all applicable provisions of the federal securities laws and the effects of URI's unlawful conduct have dissipated;

      5. Preliminarily and permanently enjoining URI from voting shares or soliciting consents or proxies to vote shares in favor of the Nominees or any other director or officer of United Rentals, Inc.;

      6. Preliminarily and permanently enjoining URI from nominating or attempting to nominate the Nominees or any other director or officer of United Rentals, Inc., or any person affiliated with URI, to the Board of Directors of RSC;

      7. Declaring that the election of the Nominees or any other director or officer of United Rentals, Inc. is not a lawful exercise of RSC's corporate powers and that the nomination of the Nominees is of no legal effect;

      8. Awarding RSC its costs and attorneys' fees incurred in this action; and

      9. Granting all further relief as the Court may deem just and proper.

Dated:  April 22, 1999

                              DEFENDANT AND COUNTERCLAIMANT
                              RENTAL SERVICE CORPORATION

                              By /s/ William H. Champlin III
                                -------------------------------------
                                 William H. Champlin III
                                 CT04202
                                 Mark V. Connolly
OF COUNSEL                       CT05677
Marc W. Rappel                   TYLER COOPER & ALCORN, LLP
James J. Farrell                 CityPlace - 35th Floor
LATHAM & WATKINS                 Hartford, CT  06103-3488
633 W. 5th Street, Suite 4000    (860) 725-6200
Los Angeles, CA  90071           Fax: (860) 278-3802
(213) 485-1234                   Its Attorneys
Fax:  (213) 891-8763



                               CERTIFICATION

      This is to certify that on April 22, 1999 I have served a copy of the foregoing by hand delivery upon the following counsel:

      Thomas J. Groark, Jr.
      Richard M. Reynolds
      Philip S. Wellman
      Robin L. Smith
      Day, Berry & Howard LLP
      CityPlace I
      Hartford, CT  06103

and served a copy via U.S. mail upon the following counsel and pro se parties of record by causing it to be mailed on this 22nd day of April, 1999 postage prepaid and properly addressed to:

      Joseph B. Frumkin
      William Sipes
      Sullivan & Cromwell
      125 Broad St.
      New York, NY  10004

      Jay B. Kasner
      Steven J. Kolleeny
      Skadden, Arps, Slate, Meagher & Flom LLP
      919 Third Avenue
      New York, NY  10022

      Robert A. Izard
      Bradford S. Babbitt
      Robinson & Cole
      280 Trumbull Street
      Hartford, CT  06103-3597


                                    /s/ William H. Champlin III
                                    -----------------------------------
                                    William H. Champlin III